Exhibit 99.1

Assurant Announces Closing of Public Offering of Senior Notes

ATLANTA, August 18, 2025 - Assurant, Inc. (NYSE: AIZ) (“Assurant”), a premier global protection company that safeguards and services connected devices, homes and automobiles in partnership with the world’s leading brands, today announced the closing of a public offering of $300.0 million aggregate principal amount of its 5.550% Senior Notes due 2036 (the “Notes”).

The net proceeds from the sale of the Notes will be approximately $296.0 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by Assurant. Assurant intends to use the net proceeds from the offering to redeem all of the $175.0 million outstanding aggregate principal amount of its 6.100% Senior Notes due 2026 (the “2026 Notes”), to pay related premiums, fees and expenses and for general corporate purposes. This press release does not constitute a notice of redemption with respect to the 2026 Notes.

The offering of the Notes was registered under the Securities Act of 1933, as amended. Barclays Capital Inc. and Goldman Sachs & Co. LLC acted as joint book-running managers for the offering.

An effective shelf registration statement, under which the Notes were issued, was filed previously with the U.S. Securities and Exchange Commission. The offering and sale of the Notes was made only by means of a prospectus and an accompanying prospectus supplement related to the offering. You can get copies of these documents for free by visiting EDGAR at the SEC website at www.sec.gov. Alternatively, copies of the prospectus and prospectus supplement may be obtained by contacting Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by email: barclaysprospectus@broadridge.com or by telephone: 1-888-603-5847; and Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, or by telephone: 1-866-471-2526.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Assurant

Assurant, Inc. (NYSE: AIZ) is a premier global protection company that partners with the world’s leading brands to safeguard and service connected devices, homes, and automobiles. As a Fortune 500 company operating in 21 countries, Assurant leverages data-driven technology solutions to provide exceptional customer experiences.

Cautionary Statement

Some of the statements in this press release may constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that our future plans, estimates or expectations will be achieved. Our actual results might differ materially from those projected in the forward-looking statements. We undertake no obligation to update or review any forward-looking statement, whether as a result of new information, future events or other developments. For information on factors that could affect our actual results, please refer to the factors identified in the reports we file with the U.S. Securities and Exchange Commission, including the risk factors identified in our most recent Annual Report on Form 10-K.

Media Contact:

Julia Strider

Vice President, Global Communications

julie.strider@assurant.com

Investor Relations Contacts:

Rebekah Biondo

Deputy CFO

rebekah.biondo@assurant.com

Sean Moshier

Vice President, Investor Relations

sean.moshier@assurant.com